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                                   EXHIBIT 4.1

                             IN FOCUS SYSTEMS, INC.
                            1998 STOCK INCENTIVE PLAN

        1. STATEMENT OF PURPOSE.

        The principal purposes of this Stock Incentive Plan ("Plan") are to secure to In Focus Systems, Inc. (the "Company") the advantages of the incentive inherent in stock ownership on the part of employees, officers, directors, and consultants responsible for the continued success of the Company and to create in such individuals a proprietary interest in, and a greater concern for, the welfare of the Company through the grant of options to acquire shares of the common stock of the Company ("Common Stock") and through the award of restricted Common Stock. Such grants or awards of options and of stock pursuant to this Plan shall be referred to as "Awards." Each incentive stock option ("ISO") granted hereunder is intended to constitute an "incentive stock option," as such term is defined in Section 422 of the Internal Revenue Code of 1986, as the same may be amended from time to time (the "Code"), and this Plan and each such ISO is intended to comply with all of the requirements of said Section 422 and of all other provisions of the Code applicable to incentive stock options and to plans issuing the same. Each nonstatutory stock option ("Non-ISO") granted hereunder is intended to constitute a nonstatutory stock option that does not comply with the requirements of Section 422 of the Code. ISO's and Non-ISO's shall sometimes hereinafter be referred to collectively as "Options". This Plan is expected to benefit shareholders by enabling the Company to attract and retain personnel of the highest caliber by offering to them an opportunity to share in any increase in the value of the Common Stock to which such personnel have contributed.

        2. ADMINISTRATION.

           2.1 The Plan shall be administered by the Board of Directors of the Company ("Board") or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (hereinafter, "Plan Administrator"). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator of the Plan with respect to any persons subject or likely to become subject to
Section 16 under the Exchange Act the provisions regarding (a) "outside directors," as contemplated by Section 162(m) of the Code, and (b) "nonemployee directors," as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

           2.2 Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award, and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

        3. ELIGIBILITY.

           3.1 ISO's may be granted to any employee of the Company or of an Affiliate of the Company, as defined in Section 3.2 below. Non-ISO's may be granted to any employee, officer or director (whether or not also an employee), or consultant of the Company or of an Affiliate of the Company. Each employee, officer, director, or consultant selected by the Plan Administrator to receive an Option shall sometimes hereinafter be referred to as an "Optionee".



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           3.2 As used in this Plan, an "Affiliate" of a corporation shall refer to a "parent corporation" of such corporation as described in Section 424(e) of the Code or a "subsidiary corporation" of such corporation as described in
Section 424(f) of the Code.

           3.3 An Optionee who is not an employee of the Company or of an Affiliate of the Company shall not be eligible to receive an ISO hereunder and no ISO's shall be granted to any such non-employee Optionee.

           3.4 No Option shall be granted hereunder to any Optionee unless the Plan Administrator shall have determined, based on the advice of counsel, that the grant of such option (and the exercise thereof by the Optionee) will not violate the securities law of the state where the Optionee resides.

        4. SHARES SUBJECT TO THE PLAN.

           4.1 Subject to adjustment from time to time as provided in Section 10, a maximum of one million five hundred thousand (1,500,000) shares of Common Stock shall be available for issuance under the Plan; in addition, if subsequent to the 1998 Annual Meeting of the Company's shareholders the Company repurchases any shares of Common Stock (whether on the open market, pursuant to option exercises or otherwise), then additional shares of Common Stock may be issued pursuant to the Plan, provided that the number of such additional shares shall not exceed the lesser of (i) the number of shares so repurchased, or (ii) one million five hundred thousand (1,500,000) shares. Shares issued under the Plan shall be drawn from authorized and unissued shares.

           4.2 Upon exercise of an Option, the number of shares of Common Stock thereafter available hereunder and under the Option shall decrease by the number of shares of Common Stock as to which such Option was exercised; provided that if such shares are pledged to secure a promissory note given in payment of the Option Price for such shares and, as a result of a default on such note, the pledged shares are returned to the Company, then such shares shall again be available for the purposes of this Plan.

           4.3 Any shares of Common Stock made subject to an Award granted hereunder that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in shares) shall again be available for issuance in connection with future Awards under this Plan.

           4.4 The Company shall at all times during the term of this Plan reserve and keep available such number of shares as shall be sufficient to satisfy the requirements of the Plan.

           4.5 Subject to any adjustment as provided in Section 10, if and so long as the Common Stock is registered under Section 12 of the Exchange Act, not more than four hundred thousand (400,000) shares of Common Stock may be made subject to Awards under the Plan to any one individual in the aggregate in any one fiscal year of the Company, except the Company may make additional one-time grants of up to one million (1,000,000) shares to a newly hired individual, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

        5. OPTION TERMS.

           5.1 The Plan Administrator shall specify the following terms to be contained in each Option granted to an Optionee hereunder, which Option shall be executed by the Company and such Optionee:

               5.1.1 Whether such Option is an ISO or a Non-ISO;

               5.1.2 The number of shares of Common Stock subject to purchase pursuant to such Option;

               5.1.3 The date on which the grant of such Option shall be effective (the "Date of Grant");



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               5.1.4 The period of time during which such Option shall be exercisable, which shall in no event be more than ten (10) years following its Date of Grant for ISO's; provided, however, that if an ISO is granted to an Optionee who on the Date of Grant owns, either directly or indirectly within the meaning of Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate of the Company, the period of time during which such Option shall be exercisable shall in no event be more than five (5) years following its Date of Grant;

               5.1.5 The price at which such Option shall be exercisable by the Optionee (the "Option Price"); provided, however, that the Option Price for all Options shall be not less than the fair market value, as defined in Section 5.2 below, on the Date of Grant of the shares of Common Stock subject thereto; and provided further that, if such Option is granted to an Optionee who on the Date of Grant owns, either directly or indirectly within the meaning of Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate of the Company, then the Option Price specified in such Option shall be at least one hundred ten percent (110%) of the fair market value, on the Date of Grant, of the Common Stock subject thereto;


               5.1.6 Any vesting schedule upon which the exercise of an Option is contingent; provided that the Plan Administrator shall have complete discretion with respect to the terms of any vesting schedule upon which the exercise of an Option is contingent, including, without limitation, discretion
(a) to allow full and immediate vesting upon grant of such Option, (b) to permit partial vesting in stated percentage amounts based on the length of the holding period of such Option, or (c) to permit full vesting after a stated holding period has passed; and

               5.1.7 Such other terms and conditions as the Plan Administrator deems advisable and as are consistent with the purpose of this Plan.

           5.2 Fair market value shall be determined as follows:

               5.2.1 If the Company's Common Stock is publicly traded at the time an Option is granted hereunder, fair market value shall be determined as of the date of grant and shall mean:

                      (a) The average (on that date) of the high and low prices
               of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or

                      (b) The last reported sale price (on that date) of the
               Common Stock on the NASDAQ National Market System, if the Common Stock is not then traded on a national securities exchange; or

                      (c) The closing bid price (or average of bid prices) last
               quoted on such date by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market System.

               5.2.2 If the Common Stock is not publicly traded at the time an Option is granted hereunder, fair market value shall be deemed to be the fair value of the Common Stock as determined by the Plan Administrator after taking into consideration all factors that it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

           5.3 No Option shall be granted hereunder during the suspension of this Plan or after the termination of this Plan pursuant to Section 12.2. Except as expressly provided herein, nothing contained in this Plan shall require that the terms and conditions of Options granted hereunder be uniform.

           5.4 Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Options under the Plan in substitution for options issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Option is substituted, or the old option is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is



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approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, and the persons holding such Options shall be deemed to be Optionees.

        6. LIMITATION ON GRANTS OF ISO'S.

In the event that the aggregate fair market value of Common Stock and other stock with respect to which ISO's granted to an Optionee hereunder or incentive stock options granted to such Optionee under any other plan of the Company or any of its Affiliates are exercisable for the first time during any calendar year, exceeds the maximum permitted under Section 422(d) of the Code, then to the extent of such excess, such ISO's shall be treated as Non-ISO's.

        7. EXERCISE OF OPTION.

           7.1 Subject to any limitations or conditions imposed upon an Option pursuant to Section 5 above, an Optionee may exercise an Option or any part thereof (unless partial exercise is specifically prohibited by the terms of the Option), by giving written notice thereof to the Company at its principal place of business accompanied by payment as described in Section 7.2.

           7.2 The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the Option Price for the whole number of shares as to which it is exercised. Such consideration must be paid in cash or by check, or, in the Plan Administrator's discretion, a combination of cash and/or check and/or one or both of the following alternative forms: (a) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) Common Stock already owned by the Optionee for at least six
(6) months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a fair market value on the day prior to the exercise date equal to the aggregate Option Price or (b) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm, that may from time to time be designated by the Company in its discretion, to deliver to the Company the aggregate amount of sale or loan proceeds to pay the Option Price and any withholding tax obligations that may arise in connection with the exercise and
(ii) the Company, to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board. In addition, the exercise price for shares purchased under an Option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section 7.2, by (y) a promissory note; or (z) such other consideration as the Plan Administrator may permit. Any promissory note delivered in connection with exercise of an Option shall bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions) for federal income tax purposes.

           7.3 As soon as practicable after exercise of an option in accordance with Sections 7.1 and 7.2 above, the Company shall issue a stock certificate evidencing the Common Stock with respect to which the Option has been exercised. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of such stock certificate, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Common Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 below.

           7.4 The amount to be paid by the Optionee upon exercise shall be the full Option Price together with the amount of any taxes required to be withheld with respect to the grant or exercise of the Option. Subject to the Plan and to applicable law, the Plan Administrator, in its sole discretion, may permit such withholding obligations to be paid, in whole or in part, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the fair market value of the withholding obligation.



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        8. TRANSFERABILITY AND POST-TERMINATION EXERCISES.

           8.1 Except as provided otherwise in this Section 8, no Option shall be transferable or exercisable by any person other than the Optionee to whom such Option was originally granted.

           8.2 The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option will continue to be exercisable and the terms and conditions of such exercise, if the Optionee ceases to be employed by or provide services to the Company or its Affiliates, which may be waived or modified by the Plan Administrator. If not so established and subject to Section 8.3, the Option will be exercisable in accordance with the following terms, which may be waived or modified by the Plan Administrator:

               8.2.1 In case of termination of Optionee's employment or services other than by reason of death, the Option shall be exercisable, to the extent of the number of shares purchasable at the date of termination, only within three months after the date the Optionee ceases to be an employee or consultant of the Company or Affiliate, but no later than the remaining term of the Option.

               8.2.2 Any Option exercisable at the time of the Optionee's death may be exercised to the extent of the number of shares purchasable at the date of death, by the personal representative of the Optionee's estate or the person(s) to whom the Optionee's rights under the Option have passed by will or applicable laws of descent and distribution at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option.

               8.2.3 Any portion of an Option not exercisable on the date of termination of the Optionee's employment or services shall terminate on such date, unless the Plan Administrator determines otherwise.

               8.2.4 Subject to Section 8.3, the effect of a Company-approved leave of absence on terms and conditions of an Option shall be determined by the Plan Administrator in its sole discretion. A transfer of services or employment between or among the Company and subsidiaries shall not be considered a termination of employment or services.

               8.2.5 To the extent exercisable, a Non-ISO may be exercised during the Optionee's lifetime by the Optionee's guardian or legal representative.

           8.3 To the extent required by Section 422 of the Code, ISO's shall be subject to the following additional terms and conditions: To qualify for ISO tax treatment, an Option designated as an ISO must be exercised within three months after termination of employment for reasons other than death, except that in the case of termination of employment due to total disability, such Option must be exercised within one year after such termination. Employment shall not be deemed to continue beyond the first 90 days of a leave of absence unless the Optionee's reemployment rights are guaranteed by statute or contract. For purposes of this
Section 8.3, "total disability" shall have the meaning given to such term in the Company's long-term disability plan, as such plan is in effect on the date of determination.

           8.4 In the event that a qualified domestic relations order, as defined by Section 414(p) of the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, mandates the transfer of any Option that could have been exercised immediately prior to the issuance of such order, such Option shall pass to the person or persons entitled thereto pursuant to the order and shall be exercisable by such person or persons in accordance with the terms thereof.

           8.5 The Plan Administrator may, in its discretion, authorize all or a portion of the Non-ISO's granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the stock option agreement pursuant to which such Options are granted must be approved by the Plan Administrator and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Options are prohibited except those in accordance with Section 8 of the Plan. The Plan Administrator may, in its discretion, in permitting transferability, impose additional conditions in the Option Agreement consistent with this



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section, including without limitation imposition of a post-exercise holding period on transferees. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; provided, the events of termination of employment of Sections 8 and 9 hereof shall continue to be applied with respect to the original Optionee, following which the Options shall be exercisable by the transferee only to the extent and for the periods specified. The Company disclaims any obligation to provide notice to a transferee of early termination of the Option due to termination of employment or otherwise. Notwithstanding a transfer pursuant to the foregoing, the original Optionee will remain subject to applicable withholding taxes upon exercise. No transfer will be effective until written notice of transfer is delivered to the Company. The Company reserves the right to approve transfers hereunder.

           8.6 In order to obtain certain tax benefits afforded to ISO's under
Section 422 of the Code, the Optionee must hold the shares issued upon exercise of an ISO for two years after the grant date of the ISO and one year from the date of exercise. An Optionee may be subject to the alternative minimum tax at the time of exercise of an ISO. The Plan Administrator may require an Optionee to give the Company prompt notice of any disposition of shares acquired by the exercise of an ISO prior to expiration of such holding periods.

        9. TERMINATION OF OPTIONS.

        To the extent not earlier exercised, an Option shall terminate at the earliest of the following dates:

           9.1 The termination date specified for such Option in the respective Option Agreement;

           9.2 As specified in Section 8 above:

           9.3 The date of any sale, transfer, or hypothecation, or any attempted sale, transfer or hypothecation, of such Option in violation of
Section 8 above;

           9.4 The date specified in Section 10.2 below for such termination in the event of a Terminating Event; or

           9.5 At the discretion of the Plan Administrator, immediately upon determination by the Plan Administrator that the Optionee has (i) made unauthorized disclosure of confidential information relating to the Company,
(ii) failed to assign to the Company any invention which the Optionee is obligated to assign to the Company pursuant to written agreement or otherwise, or (iii) breached the terms of any written agreement in effect between the Company and the Optionee relating to confidentiality, nondisclosure or ownership of inventions.

        10. ADJUSTMENTS.

           10.1 In the event of a material alteration in the capital structure of the Company on account of a recapitalization, stock split, reverse stock split, stock dividend, or otherwise, then the Plan Administrator shall make such adjustments to this Plan and to the Awards then outstanding and thereafter granted hereunder as the Plan Administrator determines to be appropriate and equitable under the circumstances, so that the proportionate interest of each holder shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustments may include, without limitation (a) a change in the number or kind of shares of stock of the Company covered by such Awards, and
(b) a change in the Option Price payable per share; provided, however, that the aggregate Option Price applicable to the unexercised portion of existing Options shall not be altered, it being intended that any adjustments made with respect to such Options shall apply only to the price per share and the number of shares subject thereto. For purposes of this Section 10.1, neither (i) the issuance of additional shares of stock of the Company in exchange for adequate consideration (including services), nor (ii) the conversion of outstanding preferred shares of the Company into Common Stock shall be deemed material alterations of the capital structure of the Company. In the event the Plan Administrator shall determine that the nature of a material alteration in the capital structure of the Company is such that it is not practical or feasible to make appropriate adjustments to this Plan or to the Awards granted hereunder, such event shall be deemed a Terminating Event as defined in Section 10.2 below.

           10.2 All Options granted hereunder shall terminate upon the occurrence of any of the following events ("Terminating Events"): (a) the dissolution or liquidation of the Company; or (b) a material



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change in the capital structure of the Company that is subject to this Section
10.2 by virtue of the last sentence of Section 10.1 above.

           10.3 All Options granted hereunder shall become immediately exercisable, without regard to any contingent vesting provision to which such Options may have otherwise been subject, in the event of a reorganization (as defined in Section 10.4), which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than a majority of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such reorganization.

           10.4 In the event of a reorganization as defined in this Section 10.4 in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the reorganization, then the plan or agreement respecting the reorganization shall include appropriate terms providing for the assumption of each Option granted hereunder, or the substitution of an option therefor, such that no "modification" of any such Option occurs under Section 424 of the Code. For purposes of Section 10.3 and this Section 10.4, reorganization shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another corporation after the effective date of the reorganization.

           10.5 The Plan Administrator shall have the right to accelerate the date of exercise of any installment of any option; provided, however, that, without the consent of the Optionee with respect to any Option, the Plan Administrator shall not accelerate the date of any installment of any Option granted to an employee as an ISO (and not previously converted into a Non-ISO pursuant to Section 13 below) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in
Section 6 above.

           10.6 Adjustments and determinations under this Section 10 shall be made by the Plan Administrator (upon the advice of counsel), whose decisions as to what adjustments or determination shall be made, and the extent thereof, shall be final, binding, and conclusive.

        11. STOCK AWARDS.

           11.1 GRANT OF STOCK AWARDS. The Plan Administrator is authorized to make awards of Common Stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals related to operating profit as a percentage of revenues, revenue and profit growth, profit-related return ratios, such as return on equity, or cash flow, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the award ("Stock Award"). The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of restricted stock shall occur by reason of termination of the holder's services.

           11.2 ISSUANCE OF SHARES. Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the holder's release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall deliver, as soon as practicable, to the holder or, in the case of the holder's death, to the personal representative of the holder's estate or as the appropriate court directs, a stock certificate for the appropriate number of shares of Common Stock.

           11.3 WAIVER OF RESTRICTIONS. Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any restricted stock under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

           11.4 PAYMENT. Stock Awards under the Plan may be settled through cash payments, delivery of Common Stock or granting of awards or combinations thereof as the Plan Administrator shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions



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and contingencies as the Plan Administrator shall determine. The Plan
Administrator may permit or require deferral of any award payment, subject to rules and procedures as it may establish, which may include provisions for payment or crediting of interest, or dividend equivalents.

        12. TERMINATION AND AMENDMENT OF PLAN.

           12.1 The Plan may be amended only by the Board as it shall deem advisable; however, to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Awards may be granted under the Plan, (b) modify the class of persons eligible to receive Awards, or (c) otherwise require shareholder approval under any applicable law or regulation.

           12.2 The Company's shareholders or the Board may suspend or terminate the Plan at any time. The Plan will have no fixed expiration date; provided, however, that no ISO may be granted more than ten (10) years after the earlier of the Plan's adoption by the Board and approval by the shareholders.

           12.3 The amendment or termination of the Plan shall not, without the consent of the Optionee under the Plan, impair or diminish any rights or obligations under any Option theretofore granted under the Plan. Any change or adjustment to an outstanding ISO shall not, without the consent of the holder, be made in a manner so as to constitute a "modification" that would cause such ISO to fail to continue to qualify as an incentive stock option.

        13. CONVERSION OF ISO'S INTO NON-ISO'S.

At the written request of any ISO Optionee, the Plan Administrator may in its discretion take such actions as may be necessary to convert such Optionee's ISO's (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-ISO's at any time prior to the expiration of such ISO's, regardless of whether the Optionee is an employee of the Company or of an Affiliate of the Company at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISO's. At the time of such conversion, the Plan Administrator, with the consent of the Optionee, may impose such conditions on the exercise of the resulting Non-ISO's as the Plan Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in this Plan shall be deemed to give any Optionee the right to have such Optionee's ISO's converted into Non-ISO's, and no such conversion shall occur until and unless the Plan Administrator takes appropriate action. The Plan Administrator, with the consent of the Optionee, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

        14. CONDITIONS UPON ISSUANCE OF SHARES.

           14.1 Shares shall not be issued pursuant to the exercise of any Award unless the exercise of such Award and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended ("Securities Act"), the Exchange Act, any applicable state securities law, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed or otherwise traded, and such compliance has been confirmed by counsel for the Company. The Company shall be under no obligation to any participants to register for offering or resale or to qualify for an exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Company's stock issued under the Plan or to continue in effect any registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer as counsel for the Company deems necessary or desirable for compliance with federal and state securities laws.

           14.2 As a condition to the exercise of any Option, the Company may require the participant exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such representations and warranties are required by any relevant provision of law.

           14.3 The Company's inability to obtain authority from any regulatory body having jurisdiction, which authority the Company's counsel has determined to be necessary to the lawful issuance and



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

sale of any shares hereunder, shall relieve the Company of any liability with respect to the failure to issue or sell such shares.

        15. USE OF PROCEEDS.

Proceeds from the sale of Common Stock pursuant to the exercise of Options granted hereunder shall constitute general funds of the Company and shall be used for general corporate purposes.

        16.    NOTICES.

All notices, requests, demands and other communications required or permitted to be given under this Plan and the Awards granted hereunder shall be in writing and shall be either served personally on the party to whom notice is to be given (in which case notice shall be deemed to have been duly given on the date of such service), or mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and addressed to the party at his or its most recent known address, in which case such notice shall be deemed to have been duly given on the third (3rd) postal delivery day following the date of such mailing.

        17. MISCELLANEOUS PROVISIONS.

           17.1 Optionees shall be under no obligation to exercise Options granted hereunder.

           17.2 Nothing contained in this Plan shall obligate the Company to retain an Optionee or holder of a Stock Award as an employee, officer, director, or consultant for any period, nor shall this Plan interfere in any way with the right of the Company to reduce such person's compensation.

           17.3 The provisions of this Plan and each Award hereunder shall be binding upon such holder, the Qualified Successor or Guardian, and the heirs, successors, and assigns.

           17.4 This Plan is intended to constitute an "unfunded" plan and nothing herein shall require the Company to segregate any monies or other property or shares of Common Stock or create any trusts or deposits, and no Optionee or holder shall have rights greater than a general unsecured creditor of the Company.

           17.5 It is the Company's intention that, if and so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with such Rule 16b-3, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Optionees who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Optionees. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an ISO pursuant to the Plan shall, to be extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

           17.6 Where the context so requires, references herein to the singular shall include the plural, and vice versa, and references to a particular gender shall include either or both genders.

           17.7 This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Oregon without regard to conflicts of laws thereof.

        18. EFFECTIVE DATE OF PLAN AND AMENDMENTS.

This Plan was initially adopted by the Board of Directors on December 16, 1997 and approved by the shareholders on April 22, 1998.



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